Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              BCP INGREDIENTS, INC.
                                  (the "Buyer")
                                        -----

                                       and

                             CHINOOK GLOBAL LIMITED
                                 (the "Seller")
                                       ------


                           Dated as of March 16, 2007

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

1.1    Definitions ........................................................    1
1.2    Construction .......................................................    1

                                   ARTICLE II

                      SALE AND TRANSFER OF ASSETS; CLOSING

2.1    Assets to be Sold ..................................................    2
2.2    Excluded Assets ....................................................    3
2.3    Consideration ......................................................    4
2.4    Liabilities ........................................................    6
2.5    Allocation .........................................................    6
2.6    Closing ............................................................    6
2.7    Delivery of Purchased Inventory ....................................    6
2.8    Consents ...........................................................    7
2.9    Transfer Taxes and Other Expenses ..................................    7
2.10   Proration of Certain Items .........................................    8

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

3.1    Organization; Good Standing ........................................    8
3.2    Authority; Enforceability ..........................................    9
3.3    Consent and Approvals; No Violation ................................    9
3.4    Taxes and Tax Returns ..............................................    9
3.5    Litigation .........................................................    9
3.6    Undisclosed Liabilities ............................................   10
3.7    EBITDA .............................................................   10
3.8    Permits ............................................................   10
3.9    Compliance with Laws ...............................................   10
3.10   Contracts ..........................................................   11
3.11   Title to Personal Property .........................................   11
3.12   Finished Goods Inventory ...........................................   11
3.13   Proprietary Rights .................................................   11
3.14   Warranties .........................................................   11
3.15   Brokers ............................................................   12
3.16   Disclosure .........................................................   12
3.17   No Other Representations or Warranties .............................   12

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

4.1    Organization; Good Standing; GST Registration ......................   12
4.2    Authority; Enforceability ..........................................   12
4.3    Consents and Approvals; No Violation ...............................   12
4.4    Litigation .........................................................   13
4.5    Brokers ............................................................   13
4.6    No Other Representations or Warranties .............................   13

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

5.1    Consent Agreement ..................................................   13
5.2    Rebates ............................................................   14
5.3    Accounts Receivable ................................................   14
5.4    Transferred Employees ..............................................   15
5.5    Equipment ..........................................................   15
5.6    Bulk Sales Act of Ontario ..........................................   15
5.7    Access to Seller Records ...........................................   15
5.8    Morrisburg Facility Negotiation Right ..............................   16
5.9    Customer Contract Liability ........................................   16
5.10   Certain Deliveries .................................................   16

                                   ARTICLE VI

                                 INDEMNIFICATION

6.1    Survival ...........................................................   17
6.2    Seller's Agreement to Indemnify ....................................   17
6.3    Buyer's Agreement to Indemnify .....................................   18
6.4    Limitations ........................................................   18
6.5    Procedure for Indemnification - Third-Party Claims .................   19
6.6    Indemnification Procedure - Direct Claims ..........................   20
6.7    Exclusive Remedy ...................................................   22

                                   ARTICLE VII

                               GENERAL PROVISIONS

7.1    Expenses ...........................................................   23
7.2    Amendment and Modification .........................................   23
7.3    Waiver of Compliance; Consents .....................................   23
7.4    Notices ............................................................   23
7.5    Publicity ..........................................................   24
7.6    Assignment; No Third-Party Rights ..................................   25

7.7    Governing Law ......................................................   25
7.8    Jurisdiction; Service of Process ...................................   25
7.9    Further Assurances; Records ........................................   25
7.10   Severability .......................................................   25
7.11   Counterparts .......................................................   26
7.12   Entire Agreement ...................................................   26

EXHIBITS

A          Form of Escrow Agreement
B          Form of Consent Agreement
C          Form of Equipment Purchase Agreement
D          Form of Bill of Sale
E          Form of Assignment and Assumption Agreement
F          Form of Tolling Agreement
G          Form of Non-Compete Agreement
H          Form of Transition Services Agreement


SCHEDULES

2.1(b)(i)  Assumed Contracts
2.2(a)     Country List
2.3(c)     Purchased Inventory Valuation
2.5        Purchase Price Allocation
2.10(a)    Prorated Contracts
2.10(b)    Prorated Commission Payments
3.12       Finished Goods Inventory Specifications
5.4        Transferred Employees

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement, dated as of March 16, 2007, is between BCP Ingredients, Inc., a Delaware corporation (the "Buyer"), and Chinook Global Limited, an Ontario corporation (the "Seller").
                                     -------
                              Background Statement

      Seller is engaged in the business of producing and selling choline chloride and specialty choline derivatives (the "Business") from its Sombra and Morrisburg, Ontario, Canada facilities (the "Facilities"). Seller desires to sell, and Buyer desires to purchase, certain of the assets of Seller used in the Business, for the consideration and on the terms set forth herein.

                             Statement of Agreement

      The parties agree as follows:

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

      1.1 Definitions. Capitalized terms used in this Agreement have the meanings given to them in Appendix 1 to this Agreement.

      1.2 Construction.
          ------------

      (a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

      (b) References to "Sections" or "Articles" refer to corresponding Sections or Articles of this Agreement unless otherwise specified.

      (c) Unless the context requires otherwise, the words "include," "including" and variations thereof mean "including, without limitation"; the words "hereof," "hereby," "herein," "hereunder" and similar terms refer to this Agreement as a whole and not any particular Section or Article in which such words appear.

      (d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. Any reference to any law, statute or regulation shall be as in effect on the date hereof.

      (e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

      (f) Currency amounts referenced herein are in U.S. Dollars.

      (g) References to a number of days refer to calendar days unless Business Days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References herein to "local time" are to local time in Charlotte, North Carolina.

      (h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

      (i) The parties acknowledge that they and their attorneys have reviewed this Agreement and have had the opportunity to negotiate fully all of its provisions, and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

                                   ARTICLE II

                      SALE AND TRANSFER OF ASSETS; CLOSING

      2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to only the following assets of Seller used in the Business (collectively, the "Purchased Assets"):
                   ------------------
      (a) all Product Inventory held in connection with the operation of the Business (including any such Product Inventory located at any transload shipment site, consignment warehouse or any other offsite location or in transit in any railcar, truck or other mode of transportation, but excluding the Product Inventory described in Section 2.2(b)) (the "Purchased Inventory") (for clarity, Product Inventory associated with invoices issued prior to Closing shall be deemed to have been converted to Seller Accounts Receivable and Product Inventory associated with invoices issued subsequent to Closing shall be deemed to be Purchased Inventory); and

      (b) the goodwill of the Business, comprised of all of the intangible property associated with the Business and customarily described as goodwill, including (but subject to Section 2.2):

            (i)  the   Business   Contracts   set  out  in  Schedule   2.1(b)(i)
      (collectively, the "Assumed Contracts");

            (ii) the following records of Seller: (x) customer records, customer lists and other customer information related to the Business as it has been conducted since January 1, 2006, including principal customer contacts, addresses and telephone numbers and an electronic version of the price book for the periods beginning February 1, 2007 and March 1, 2007, however, to the extent that such records relate to Assumed Contracts with terms beginning prior to January 1, 2006, Seller will provide each of the above since the commencement of said Assumed Contract(s) and (y) for each customer located in a country on Schedule 2.2 other than the United States or Canada to whom the Seller has sold or shipped Business products since January 1, 2006, copies of the transaction documents related to the most recent such sale or shipment, in each case except to the extent that Seller has an obligation of confidentiality with respect to such records pursuant to an agreement set forth on Section 2.1(b)(ii) of the Disclosure Schedule (collectively, the "Purchased Records"); provided that Seller may retain copies of the Purchased Records; and

            (iii) all of the operating procedures, formulas and other similar Know-How and Trade Secrets used in connection with production of the Business products.

      2.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not included in the Purchased Assets:
                    ---------------

      (a) any goodwill (including customer contracts, customer information and transportation, logistics and other records) or other assets primarily associated with the conduct of the Business in any country not set forth on
Schedule 2.2, it being agreed that the Buyer is not acquiring the Business as conducted in any country not set forth on Schedule 2.2;

      (b) a maximum of five containers of liquid drums (92 metric tons) of liquid choline chloride in inventory, which shall be retained by the Seller to satisfy supply obligations existing as of the Closing for one customer;

      (c) all cash, cash equivalents and short-term investments;

      (d)  all  accounts   receivable  of  the  Seller  (the  "Seller   Accounts
Receivable");

      (e) the capital stock or other equity interests of any of the subsidiaries of Seller or any minority-owned affiliate of Seller;

      (f) the Seller's right, title and interest in the Facilities including all real property, improvements, personal property and equipment located at such Facilities;

      (g) rights, claims or causes of action of Seller against third parties relating to the assets, properties, business or operations of Seller that arise in connection with the discharge by Seller of the Retained Liabilities or that relate to the Excluded Assets;

      (h) all contracts of insurance and self-insurance arrangements of Seller, and the rights thereunder;

      (i) all customer and other records relating to the conduct of the Business prior to December 31, 2005;

      (j) all software and computer systems;

      (k) all Proprietary Rights not described in Section 2.1(b)(iii);

      (l) any and all rights arising under the Business Contracts not set out in
Schedule 2.1(b)(i), including any and all Business Contracts relating to the lease or purchase of office equipment, software, material handling equipment, raw materials, specialty gases and management and production services (the "Excluded Contracts"); and
--------------------
      (m) all claims for refund of Taxes and other governmental charges of whatever nature.

      2.3 Consideration.
          -------------

      (a) Purchase Price and Payment. The consideration for the Purchased Assets will be (i) the sum of (A) Twenty-Nine Million dollars ($29,000,000) (the "Base Purchase Price"), plus (B) the Estimated Purchased Inventory Amount (such sum, the "Purchase Price"), and (ii) the assumption of the Assumed Liabilities. At the Closing, the Buyer shall deliver to the Seller (x) a promissory note, in form and substance mutually satisfactory to the parties, for an amount equal to 3.0% of the Base Purchase Price, and (y) an amount equal to the remainder of the Purchase Price minus the Purchased Inventory Escrow Amount by wire transfer to an account or accounts designated in writing by Seller.

      (b) Inventory Escrow. At the Closing, Buyer shall pay, out of the Purchase Price, an amount equal to fifteen percent of the Estimated Purchased Inventory Amount (the "Purchased Inventory Escrow Amount") to be held in an escrow account (the "Escrow Account") in accordance with an Escrow Agreement to be executed prior to Closing in the form of Exhibit A (the "Escrow Agreement").
                                                ----------------

      (c) Valuation of Purchased Inventory. The Estimated Purchased Inventory Amount is $1,840,444 and represents Seller's good faith estimate of the value of the Purchased Inventory as of the close of business on the Business Day preceding the Closing Date calculated in accordance with the per-unit valuation set forth on Schedule 2.3(c). Inventory items known at the time of such count to not be useable or saleable in the ordinary course of business or not included in Purchased Inventory pursuant to Section 2.2(b) have not been included for purposes of calculating the Estimated Purchased Inventory Amount.

      (d) Post-Closing Adjustment for Purchased Inventory.
          -----------------------------------------------

            (i) From the Closing until no later than noon on March 19, 2007, Seller shall be permitted to continue to produce "specialty products" at Seller's Sombra, Ontario Facility using existing raw materials Purchased Inventory. Such production shall not be deemed a violation of the Non-Compete Agreement. The specialty products produced pursuant to this
      Section 2.3(d)(i) shall be deemed finished goods Purchased Inventory hereunder, including for purposes of determining the Closing Purchased Inventory Amount. Upon completion of the activities contemplated by this
      Section 2.3(d)(i), Seller shall notify Buyer of the amount of additional finished goods Purchased Inventory produced.

            (ii) Within two Business Days of the Closing, Buyer and Seller shall jointly conduct a count of the Purchased Inventory located at the Seller's Morrisburg, Ontario Facility. Within 30 days following the Closing Date Buyer shall provide to Seller a final statement of its determination of the value of all of the Purchased Inventory (as determined in accordance with Sections 2.3(c) and 2.3(d)(i) and, for Purchased Inventory located at the Seller's Morrisburg, Ontario Facility, using the inventory count established pursuant to the preceding sentence) as of the Effective Time and such amount shall be the Closing Purchased Inventory Amount. Following delivery of such statement, Buyer shall make available to Seller such information as Seller may reasonably request in order to verify the accuracy of such statement. If within 30 days following delivery of the statement of the Closing Purchased Inventory Amount, Seller has not given Buyer written notice of its objection as to such amount (which notice shall state the basis of Seller's objection), then the Closing Purchased Inventory Amount calculated by Buyer shall be binding and conclusive on the parties.

            (iii) If Seller duly gives Buyer such notice of objection, and if Buyer and Seller fail to resolve the issues outstanding with respect to Buyer's statement of the Closing Purchased Inventory Amount within 20 days of Buyer's receipt of Seller's objection notice, Buyer and Seller shall submit the issues remaining in dispute to the Due Diligence Agent for resolution applying the principles set forth in this Agreement. The Due Diligence Agent shall not have any power to alter or modify the terms of this Agreement and shall have the authority only to resolve the outstanding issues with respect to the statement of the Closing Purchased Inventory Amount as described in the preceding sentence. If issues are submitted to the Due Diligence Agent for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Due Diligence Agent such work papers and other documents and information relating to the disputed issues as the Due Diligence Agent may request; (ii) the determination by Due Diligence Agent, as set forth in a notice to be delivered to both Seller and Buyer within 30 days of the submission to the Due Diligence Agent of the issues remaining in dispute, shall be final, binding and conclusive on the parties; and (iii) Seller and Buyer will each bear 50% of the fees and costs of the Due Diligence Agent for such determination.

            (iv) Within five days after the Closing Purchased Inventory Amount is finally determined pursuant to this Section 2.3(d) (either by agreement of the parties or by the Due Diligence Agent):

                  (A) if the  Closing  Purchased  Inventory  Amount  exceeds the
            Estimated Purchased Inventory Amount, then (x) Buyer shall pay such excess to Seller by wire transfer of immediately available funds and
            (y) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller all funds then held in the Escrow Account;

                  (B) if the Estimated  Purchased  Inventory  Amount exceeds the
            Closing Purchased Inventory Amount by an amount that is less than or equal to the amount of funds in the Escrow Account, then Buyer and Seller shall jointly instruct the Escrow Agent to release to Buyer such excess and to release all remaining funds then held in the Escrow Account to Seller; and

                  (C) if the Estimated  Purchased  Inventory  Amount exceeds the
            Closing Purchased Inventory Amount by an amount that is greater than the amount of funds in the Escrow Account, then (x) Buyer and Seller shall jointly instruct the

            Escrow Agent to release all funds then held in the Escrow Account to Buyer and (y) Seller shall pay the remainder of such excess to Buyer by wire transfer of immediately available funds.

      Unreasonable failure by either party to cooperate in instructing the Escrow Agent, in the manner described in the Escrow Agreement, to release funds as provided in this Section 2.3(d)(iv) shall be deemed a breach of this Agreement.

            (v) Any adjustment contemplated by this Section 2.3(d) shall be deemed to be an adjustment to the Purchase Price.

      2.4 Liabilities.
          -----------

      (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following liabilities of Seller (the "Assumed Liabilities"):
                            -------------------

            (i) all liabilities under the Assumed Contracts, including all outstanding purchase orders, other than any liabilities of Seller (x) for breaches of the Assumed Contracts occurring, or warranty claims arising, prior to the Effective Time, and (y) to pay the Non-Contingent Rebates required to be paid by the Seller pursuant to Section 5.2(a); and

            (ii) all other liabilities specifically allocated to Buyer pursuant to the terms of Article II, Article V, Article VI and Section 7.1.

      (b) Retained Liabilities. Buyer shall not assume, and Seller shall remain responsible for, the Retained Liabilities. "Retained Liabilities" shall mean every liability of Seller resulting from the Business other than the Assumed Liabilities.

      2.5  Allocation.  The Purchase  Price  (including as adjusted  pursuant to
Section 2.3(d)(iv)) shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the Canada Revenue Agency and the United States Internal Revenue Service. In any Proceeding related to the determination of any Tax, none of Buyer, Seller or their respective shareholders shall contend or represent that such allocation is not a correct allocation.

      2.6 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Robinson, Bradshaw & Hinson, P.A., in Charlotte, North Carolina, commencing at 10:00 a.m. (local time) on the date hereof. The Closing shall be effective as of 11:59 p.m. (local time) on the Closing Date (the "Effective Time").
                   --------------

      2.7 Delivery of Purchased Inventory.
          -------------------------------

      (a) Raw Materials. Seller shall, at Seller's expense, cause all Purchased Inventory consisting of raw materials (except for raw materials Purchased Inventory processed into finished specialty products pursuant to Section 2.3(d)(i)) to be delivered within a reasonable period of time following the Closing to Buyer's facility in St. Gabriel, Louisiana, to Buyer's facility in Verona, Missouri or to the Facility in Morrisburg, Ontario, Canada for processing pursuant to the Tolling Agreement, which facility shall be determined at the reasonable discretion of Seller. Notwithstanding the foregoing, if Buyer requests that such raw materials be delivered to a facility not selected by Seller, Seller shall reasonably cooperate with Buyer to deliver such raw materials to such facility, provided that Buyer shall bear all costs relating to such delivery in excess of the costs Seller would have incurred had the raw materials been delivered to the facility selected by Seller.

      (b) Finished Goods. Buyer shall, at Buyer's expense, arrange for the shipment to a facility of the Buyer, to customers or other third parties, or to the Facility in Morrisburg, Ontario, Canada for processing pursuant to the Tolling Agreement, of all Purchased Inventory consisting of finished goods located at the Facility in Sombra, Ontario, Canada as of the Effective Time and all finished good generated pursuant to Section 2.3(d)(i). The Buyer shall ensure that all such shipments have occurred within 60 days following the Closing. Purchased Inventory consisting of finished goods not located at either Facility as of the Effective Time or generated pursuant to Section 2.3(d)(i) (including any such goods located at transload facilities, in transit to transload facilities, or held by customers on consignment) shall be deemed delivered on a where-is basis as of the Effective Time or upon their production pursuant to Section 2.3(d)(i), as applicable.

      (c) Other Product Inventory. The parties anticipate that all Purchased Inventory consisting of bags, pallets, stretch wrap and other supplies of the Business will be utilized in the processing of finished goods pursuant to the Tolling Agreement. Accordingly, at the Closing, the Seller shall deliver all such Product Inventory to Buyer at the Facility in Morrisburg, Ontario, Canada. Upon termination of, or satisfaction of all of Seller's obligations under, the Tolling Agreement, Buyer shall, at Buyer's expense, promptly arrange for shipment of any such Purchased Inventory that remains to third parties or to a facility of the Buyer.

      2.8 Consents. To the extent that there are certain Assumed Contracts that are not assignable without the consent or approval of Persons other than Seller ("Consent Contracts"), and such consents or approvals are not obtained by the Closing Date, Seller and Buyer shall cooperate for a period of one year from the Closing Date to obtain such consent or approval, and, in the absence of such consent or approval, shall cooperate with one another to give Buyer (or its designated Affiliate) the practical benefits of such Consent Contract. Such Consent Contract shall be deemed to be a Purchased Asset and an Assumed Liability; provided that Buyer (or its designated Affiliate) is given the practical benefits of such Consent Contract.

      2.9 Transfer Taxes and Other Expenses.
          ---------------------------------

      (a) Buyer shall pay any and all transfer and ad valorem (as opposed to income) Taxes applicable to the sale of the Purchased Assets, including without limitation any and all goods and services, sales or other Taxes as may be required under the law of the applicable state or province, and specifically including goods and services tax payable pursuant to the Excise Tax Act (Canada) in respect of the supply of the Purchased Assets, which tax shall be payable in the amount of 6.0% of the Purchase Price for payment by the Buyer to the applicable Canadian taxing authorities, which Canadian goods and services tax shall be payable by the Buyer to the Seller at the same time and in the same manner that the closing payment is being made to the

Seller pursuant to Section 2.3(a)(y). If Buyer does not deliver such amounts to Seller at the Closing, any Damages that Seller may suffer in connection with Canadian goods and services taxes on the sale of the Purchased Assets shall not be subject to the limitations on indemnification set forth in Section 6.4.

      (b) Buyer shall pay the costs for registering the transfer of any Proprietary Rights included in the Purchased Assets.

      (c) Buyer shall be responsible for any and all ad valorem (property) Taxes on the Purchased Assets.

      (d) Seller shall be responsible for and shall pay any and all sales Taxes applicable to sales of goods or services by the Business prior to the Effective Time. Buyer shall be responsible for and shall pay sales Taxes applicable to sales of goods or services by the Business from and after the Effective Time.

      2.10 Proration of Certain Items.
           --------------------------

      (a) The parties shall prorate the lease or service payment obligations under the applicable Assumed Contracts set forth in Schedule 2.10(a) through the Effective Time, with Seller being responsible for the payment obligations accruing through the Effective Time and receiving credit for any prepayments or deposits and Buyer being responsible for the payment obligations accruing from and after the Effective Time.

      (b) The parties shall prorate the commission payment obligations to the sales agents set forth in Schedule 2.10(b) through the Effective Time, with Seller being responsible for the commission payment obligations for Seller Accounts Receivable as in existence at the Effective Time and receiving credit for any prepayments and Buyer being responsible for the payment obligations arising from accounts receivable created after the Effective Time.

      (c) To the extent  payments to be  prorated  or credited  pursuant to this
Section 2.10 are determined as of the Closing Date, an appropriate adjustment shall be made to the closing payment due pursuant to Section 2.3(a). To the extent payments to be prorated or credited pursuant to this Section 2.10 are not determined as of the Closing Date, appropriate payments shall be made from the Buyer to the Seller or from the Seller to the Buyer, as applicable, at such times as such payment obligations are determined. Buyer and Seller agree to cooperate and communicate with each other, to a commercially reasonable extent, to determine the amount of any payments required pursuant to this Section 2.10(c).

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS

      Seller represents and warrants to Buyer that:

      3.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has the requisite corporate power and authority to own, lease and use the properties and assets that it owns, leases and uses in connection with the Business and to conduct the Business as presently conducted.

      3.2  Authority;  Enforceability.   Seller  has  the  requisite  power  and
authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by Seller in connection herewith (collectively, the "Seller Documents") and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors and shareholders of the Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or any Seller Document or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and upon execution and delivery by Seller of each Seller Document, such Seller Document shall constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

      3.3 Consent and Approvals; No Violation.
          -----------------------------------

      (a) The Seller is not required to obtain any Governmental Authorization in connection with (i) the execution or delivery by Seller of this Agreement or the Seller Documents or (ii) the performance by Seller of its obligations under this Agreement or the Seller Documents.

      (b) Except as disclosed in Section 3.3(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Seller Documents by Seller nor the performance of Seller's obligations hereunder or thereunder will:

            (i) violate any provision of the certificate and articles of incorporation, certificates and articles of amendment or bylaws of Seller or any resolution adopted by the board of directors or shareholders of Seller;

            (ii) breach any of the terms or provisions of, or give any Person a right to declare a default under, or require the consent or waiver of any Person under, any Material Contract;

            (iii) conflict with or violate any Legal Requirement applicable to the Business; or

            (iv) conflict with or violate the terms of any Permit relating to the Business.

      3.4 Taxes and Tax Returns. There are no Liens with respect to Taxes (except for Liens for Taxes not yet delinquent) upon any of the Purchased Assets.

      3.5 Litigation. Except as disclosed in Section 3.5 of the Disclosure Schedule, there are no Proceedings by or against Seller with respect to the Business or the Purchased Assets that are pending or have been commenced since April 1, 2005, or, to Seller's Knowledge, that are threatened against Seller with respect to the Business or the Purchased Assets, or that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the transactions contemplated by this Agreement.

      3.6 Undisclosed Liabilities. Except as disclosed in Section 3.6 of the Disclosure Schedule, to Seller's Knowledge, the Seller has no material obligation or liability in connection with the Purchased Assets or the Business and to the Seller's Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any such material obligation or liability, except liabilities and obligations that (i) are fully accrued or reserved against in the Statement of EBITDA; (ii) were incurred since the date of the Statement of EBITDA in the ordinary course of the Business and consistent with past practices and are of the same type and category as shown on the Statement of EBITDA; or (iii) are the Seller's obligations under the Business Contracts, excluding liability for breaches thereof.

      3.7 EBITDA. Seller has provided to the Due Diligence Agent a statement of EBITDA for the Business for the twelve month period beginning on February 1, 2006 and ending on January 31, 2007 (the "Statement of EBITDA"). The Statement of EBITDA presents fairly, in all material respects, the EBITDA of the Business for the period referred to therein.

      3.8 Permits.
          -------

      (a) To the Seller's Knowledge, the Seller holds, owns or otherwise has available to it all Governmental Authorizations necessary or required for Seller to lawfully conduct the Business as currently conducted, for Seller to own, lease or use the Purchased Assets, and for Seller to fulfill its obligations under the Assumed Contracts, except for any such Governmental Authorizations the failure to hold, own or otherwise have available would not have a material adverse effect on the Business (all such Governmental Authorizations, the "Permits"). For clarity, Permits do not include Governmental Authorizations solely relating to the operation of the Facilities or not otherwise pertaining to the Purchased Assets.

      (b) To Seller's Knowledge, each of the Permits is valid and in full force and effect, and all applications required to have been filed for renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. Seller has not received, at any time since April 1, 2005, any written notice from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any Permit.

      3.9 Compliance with Laws. Except as set forth on Section 3.9 of the Disclosure Schedule:

      (a) to Seller's Knowledge, Seller is in material compliance with all Legal Requirements applicable to the Business, the Assumed Contracts and the ownership of the Purchased Assets and is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for a failure to fully comply with any such Legal Requirement; and

      (b) Seller has not received, at any time since April 1, 2005, any written notice from any Governmental Authority, with respect to the Business or the Purchased Assets, alleging any material violation of, or failure to comply with, any Legal Requirement by Seller with respect to the Business.

      3.10 Contracts.
           ---------

      (a) Set forth in Section 3.10 of the Disclosure Schedule is a list of all of the Business Contracts, other than any Excluded Contract or any Business Contract that (i) relates only to Excluded Assets or (ii) does not impose a material obligation on Seller and does not provide a material benefit to Seller.

      (b) Seller has heretofore made available to the Due Diligence Agent true and complete copies of all written Business Contracts set forth on Section 3.10 of the Disclosure Schedule, in each case as amended to date and currently in effect.

      (c) Each of the Business Contracts set forth in Part A of Section 3.10 of the Disclosure Schedule (the "Material Contracts") is in full force and effect, constitutes a valid and binding obligation of Seller and, to Seller's Knowledge, the other parties thereto, is legally enforceable against Seller and, to Seller's Knowledge, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the rights of creditors generally.

      (d) Seller is not in breach or default in any material respect under any Business Contract set forth on Section 3.10 of the Disclosure Schedule and, to Seller's Knowledge, no other party to any such Business Contracts is in breach or default in any material respect thereunder and to Seller's Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller under any such Business Contracts.

      3.11 Title to Personal Property. Seller owns good and valid and legal and beneficial title to the Purchased Assets free and clear of all Liens except for Permitted Liens.

      3.12 Finished Goods Inventory. The Finished Goods Inventory was produced in the ordinary course and meets the specifications set forth in Schedule 3.12 and is otherwise in good and saleable condition in the ordinary course of business and conforms to all applicable warranties.

      3.13 Proprietary Rights. Seller, legally and beneficially, owns free and clear of all Liens except for Permitted Liens or otherwise has the right to use in the manner in which they are currently used all of the Proprietary Rights that are included in the Purchased Assets and has no obligation to pay any royalty to any Person relating to any such Proprietary Rights. To Seller's Knowledge, Seller's use of such Proprietary Rights in the conduct of the Business has not infringed upon any Proprietary Right of any other Person, and no Person is infringing upon any such Proprietary Right of Seller in connection with the conduct of the Business.

      3.14 Warranties. To Seller's Knowledge, as of the date hereof, there are no unresolved claims received by Seller with respect to a breach of any warranty by Seller in connection with the sale of products by the Business.

      3.15 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby from Seller by reason of any action taken by Seller.

      3.16 Disclosure. No representation or warranty made by Seller in this Agreement, the disclosure schedules or any agreement executed by the Seller and delivered to the Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

      3.17 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT SELLER OR THE BUSINESS INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR WITH RESPECT TO ANY FINANCIAL STATEMENTS DELIVERED BY SELLER TO BUYER AT CLOSING.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

      Buyer represents and warrants to Seller as follows:

      4.1 Organization; Good Standing; GST Registration. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Buyer is properly registered under the Excise Tax Act (Canada) for the purposes of the Canadian goods and services tax under registration number 881 405 716 RT0001.

      4.2 Authority; Enforceability. Buyer has the requisite power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by Buyer in connection herewith (collectively, the "Buyer Documents") and (ii) perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or any of the Buyer Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and upon execution and delivery by Buyer of each Buyer Document, such Buyer Document shall constitute, a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

      4.3 Consents and Approvals; No Violation.
          ------------------------------------

      (a) No Governmental  Authorization is required by Buyer in connection with
(i) the execution or delivery by Buyer of this Agreement or the Buyer Documents, or (ii) the performance of Buyer's obligations under this Agreement or the Buyer Documents.

      (b) Neither the execution and delivery of this Agreement and the Buyer Documents by Buyer nor the performance of Buyer's obligations hereunder or thereunder will:

            (i) violate any provision of the certificate of incorporation or bylaws of Buyer or any resolution adopted by the board of directors or shareholders of Buyer;

            (ii) breach any of the terms or provisions of, or give any Person a right to declare a default under any Contract binding on Buyer; or

            (iii) conflict with or violate any Legal Requirement applicable to Buyer.

      4.4 Litigation. There are no Proceedings by or against Buyer that are pending or, to Buyer's knowledge, threatened against Buyer that could affect its ability to consummate the transactions contemplated by this Agreement. Buyer is not subject to any Order that could affect the enforceability of this Agreement against Buyer or impair its ability to consummate the transactions contemplated by this Agreement.

      4.5 Brokers. No broker, finder or other Person is or shall be entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby from Buyer by reason of any action taken by Buyer.

      4.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, BUYER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT BUYER, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

      5.1 Consent Agreement. At the Closing, Buyer and Seller shall enter into an agreement in substantially the form attached hereto as Exhibit B regarding the real property on which the Facilities are located (the "Consent Agreement"). Seller covenants and agrees that as a condition to any sale or other disposition of such real property occurring within 10 years of the Closing Date, Seller shall require the purchaser, lessees, licensee or other occupants of the Facilities (excluding any lender providing secured financing in an amount greater than or equal to $1 million to Seller or any purchaser upon the exercise of remedies by such lender involving the transfer of the Facilities) to agree to be bound by the form of non-competition agreement attached to the Consent Agreement. For clarity, a purchaser of any of the equipment or other removable property contained in or located at the Facilities as of the Effective Time that does not purchase the Facilities shall not be required to enter into any such agreement; provided, however, that the Seller shall not sell all or substantially all of such equipment to any such purchaser that, to Seller's Knowledge, intends to use such equipment within North America to compete with the Buyer in the Business. In addition, after such time as the equipment necessary to conduct the Business has been sold or removed from a Facility and the real property on which such Facility is situated in a manner consistent with the preceding sentence, no purchaser of such Facility or real property shall be required to agree to be bound by the form of non-competition agreement attached to the Consent Agreement as a condition to the sale of such Facility or real property. Within seven days of any transfer of the real property at which either Facility is located, Seller shall provide Buyer (i) written notice of any transfer described in the parenthetical above, or (ii) the non-compete executed as provided above, as applicable.

      5.2 Rebates.
          -------

      (a) Section 5.2(a) of the Disclosure Schedule sets forth all rebate programs extended by Seller to customers with respect to sales of Business products for which Seller has an obligation arising out of sales made prior to Closing, regardless of any sales of Business products made by Buyer to such customers after the Closing, which obligation can be determined as of the Closing without additional information to be received from the applicable customers after the Closing (the "Non-Contingent Rebates"). Within 30 days after the Closing Date, or as they become due, Seller shall pay to customers all payments due for Non-Contingent Rebates arising out of sales of Business products by Seller prior to Closing. Buyer shall pay to customers, when due, all payments due for Non-Contingent Rebates arising out of sales of Business products by Buyer after the Closing.

      (b) Section 5.2(b) of the Disclosure Schedule sets forth all rebate programs extended by Seller to customers with respect to sales of Business products for which Seller has an obligation arising out of sales made prior to Closing (i) only if sales of Business products made by Buyer to such customers after the Closing reach a certain level, (ii) that cannot be calculated as of the Closing without considering sales made by Buyer after the Closing or (iii) that cannot be calculated as of the Closing until Seller receives additional information from the applicable customers after the Closing (the "Contingent Rebates"). Buyer shall pay to customers, when due, all payments due for Contingent Rebates.

      5.3 Accounts Receivable.
          -------------------

      (a) Following Closing, the Buyer shall use commercially reasonable efforts to assist the Seller in collecting the Seller Accounts Receivable, including (i) by instructing customers to make payments on the Seller Accounts Receivable directly to the Seller, (ii) by cooperating in the resolution of any disputes with customers of the Business, and (iii) by providing the Seller copies of all written communications (including e-mail and other electronic communications) between the Buyer and any other Person with respect to the Seller Accounts Receivable promptly upon receipt thereof and a written record of any oral communications between the Buyer and any other Person with respect to the Seller Accounts Receivable promptly after the occurrence thereof. The Buyer shall have no authority to settle, discount, write-off or otherwise compromise any Seller Accounts Receivable.

      (b) In the event that the Buyer receives payment on any Seller Accounts Receivable, the Buyer shall hold such payment in trust for the Seller and shall immediately remit such payment to the Seller by wire transfer of immediately available funds. For purposes of the foregoing, so long as any Seller Accounts Receivable remain outstanding with a customer of the business, any and all payments by such customer (whether to Seller or to Buyer) shall be deemed to have been made toward such customer's Seller Accounts Receivable until such customer's Seller Accounts Receivable are paid in full, unless such customer has notified the Seller or the Buyer in writing that it is disputing the validity of or its obligation to pay the Seller Account Receivable. In the event that the Seller receives any additional payments by a customer in respect of accounts receivable of the Business after such time as the Seller has received payment in full for such customer's Seller Accounts Receivable, the Seller shall hold any such payment in trust for the Buyer and promptly remit any such payment to the Buyer by wire transfer of immediately available funds.

      5.4 Transferred Employees. On or prior to Closing, Buyer shall deliver an offer of at-will employment to the individual listed on Schedule 5.4. If such person accepts the offer, Buyer agrees to provide such person (the "Transferred Employee") a salary and commissions substantially similar to the salary and commissions currently provided to the Transferred Employee by Seller or an Affiliate of Seller, as the case may be, and benefits reasonably comparable to those currently provided by Buyer to its similarly situated employees. Each Transferred Employee shall be engaged to perform duties on behalf of Buyer similar to those performed in the position currently held by the Transferred Employee. Buyer shall not require any of the Transferred Employees to relocate in connection with such employment. With respect to each Transferred Employee who accepts Buyer's offer of employment, Buyer shall be liable and responsible for the payment of all compensation and benefits accruing with respect to the Transferred Employee on or after the Closing Date. Seller shall be liable and responsible for the payment of all compensation and benefits accruing with respect to any Transferred Employee prior to the Closing Date.

      5.5 Equipment. Seller shall permit Buyer to visit the Facilities during normal business hours within two Business Days following the Closing. If, within five Business Days following such visit, Buyer shall have provided written notice to Seller that Buyer desires to purchase any of the manufacturing equipment used in connection with the Business located at either Facility, then Buyer and Seller shall execute an Equipment Purchase Agreement in the form attached as Exhibit C (the "Equipment Purchase Agreement") and Seller shall sell to Buyer such equipment for consideration of $1.00; provided, however, that under no circumstances shall Seller be required to deliver to Buyer any such equipment needed by Seller, in Seller's sole judgment, to fulfill any of its obligations under the Tolling Agreement or the Transition Services Agreement until such time as Seller has fulfilled all of its obligations under such agreements or such agreements have been terminated.

      5.6 Bulk Sales Act of Ontario. Buyer, in consideration of the indemnification of Seller provided in Section 6.2(c) hereof, waives compliance by Seller with and acknowledges that the transaction contemplated hereby shall be completed without adherence to the provisions of the Bulk Sales Act, R.S.O. 1990, Chapter B.14.

      5.7 Access to Seller Records. For a period of one year from the date hereof, Seller shall maintain in physical and/or electronic form (i) transportation and logistics records related to the Business as it has been conducted since January 1, 2006 with respect to delivery of Business products to customers and (ii) for each customer located in a country on Schedule 2.2 other than the United States or Canada to whom the Seller has sold or shipped Business products since January 1, 2006, the transaction documents related to any such sales or shipments. During such one year period, upon two Business Days' advance notice, Seller shall provide Buyer with reasonable access to such records and documents. Following such one year period, upon notice to Buyer, Seller may move or destroy any such records and documents.

      5.8 Morrisburg Facility Negotiation Right. For a period of three months from the date hereof, Buyer shall have the right to notify Seller that Buyer is interested in purchasing Seller's Morrisburg, Ontario Facility and, in the event of such notification, Seller agrees that it will negotiate in good faith with the Buyer during such three-month period with respect to such a sale; provided, however, that at any time Seller may, in Seller's sole discretion, accept or decline any offer or proposal made by Buyer with respect to the sale of such Facility. During such three month period, Seller agrees that it will not offer to sell such Facility without first notifying Buyer and allowing Buyer a reasonable opportunity to exercise the right of negotiation described in the preceding sentence.

      5.9 Customer Contract Liability. Pursuant to a certain Assumed Contract, Buyer shall be obligated following Closing to provide certain amounts of Business products to a certain customer free of charge. Seller agrees to continue to bear the economic burden of this obligation, in furtherance of which Seller agrees that, promptly after the Closing, Seller shall contact such customer and use commercially reasonable efforts to negotiate with such customer to amend such contract to eliminate such obligation to provide free Business products, which efforts shall include an offer by the Seller to satisfy the obligation with a cash payment from the Seller to such customer in an amount equal to the remaining amount of free Business products to which such customer is entitled. In the event that Seller is unable to satisfy such obligation to such customer within three months after Closing, in consideration of Buyer's assumption of such obligation, Seller agrees to pay to an account or accounts designated in writing by Buyer such amount as is necessary to make Buyer whole for assuming the obligation to provide free Business products pursuant to the Assumed Contract.

      5.10 Certain Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

      (a) Seller shall deliver to Buyer:

            (i) a bill of sale for all of the tangible Purchased Assets in the form of Exhibit D (the "Bill of Sale") executed by Seller;
                              ------------

            (ii) an assignment of all of the Purchased Assets that are intangible personal property in the form of Exhibit E, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;

            (iii) a Tolling Agreement, dated as of the Closing Date, with Buyer or a designated Affiliate of Buyer in substantially the form of Exhibit F (the "Tolling Agreement") executed by Seller;
            -----------------

            (iv) a Non-Compete Agreement, dated as of the Closing Date, with Buyer or a designated Affiliate of Buyer in substantially the form of Exhibit G (the "Non-Compete Agreement") executed by each of the Seller, Chinook Services LLC, Chinook LLC, Dean R. Lacy, John W. Kennedy and Ronald C. Breen;

            (v) a Transition Services Agreement, dated as of the Closing Date, with Buyer or a designated Affiliate of Buyer in substantially the form of Exhibit H (the "Transition Services Agreement") executed by Seller;
                     ---------------------------------

            (vi)  the Consent Agreement executed by Seller;

            (vii) the Escrow Agreement executed by Seller; and

            (viii) a certificate pursuant to Section 6 of the Ontario Retail Sales Tax Act.

      (b) Buyer shall deliver to Seller:

            (i) the Purchase Price (less the Purchased Inventory Escrow Amount to be deposited by Buyer with the Escrow Agent at Closing) by wire transfer to an account specified by Seller in a writing delivered to Buyer prior to the Closing Date;

            (ii) the Assignment and Assumption Agreement executed by Buyer;

            (iii) the Tolling Agreement executed by Buyer;

            (iv) the Non-Compete Agreements executed by Buyer;

            (v) the Transition Services Agreement executed by Buyer;

            (vi) the Consent Agreement executed by Buyer;

            (vii) the Escrow Agreement executed by Buyer; and

            (viii) the promissory note described in Section 2.3(a).

                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1 Survival. All representations, warranties, covenants and agreements made by Seller and Buyer in this Agreement and the documents to be executed in connection with this Agreement shall survive the Closing.

      6.2 Seller's Agreement to Indemnify. Subject to the limitations set forth in this Article VI, after the Closing, Seller shall indemnify and hold harmless Buyer for any and all Damages resulting from:

      (a) any breach of any representation or warranty of Seller contained in this Agreement;

      (b) any breach of any covenant or agreement of Seller contained in this Agreement; or

      (c) the Retained Liabilities.

      6.3 Buyer's Agreement to Indemnify. Subject to the limitations set forth in this Article VI, after the Closing Buyer shall indemnify and hold harmless Seller for any and all Damages resulting from:

      (a) any breach of any representation or warranty of Buyer contained in this Agreement;

      (b) any breach of any covenant or agreement of Buyer contained in this Agreement;

      (c) the Assumed Liabilities; or

      (d) the Buyer's operation of the Business after the Effective Time.

      6.4 Limitations. Notwithstanding anything set forth in Article VI to the contrary:

      (a) Neither Seller nor Buyer shall have any liability under Section 6.2(a) or 6.3(a) for any breaches of its representations and warranties, unless and until the total amount of the Damages under such subsection exceed $100,000, provided that in the event the aggregate Damages exceeds $100,000, then Seller or Buyer, as applicable, shall be liable for all such Damages in full from the first dollar of loss.

      (b) Seller shall have no liability under Section 6.2 to the extent the total amount of the Damages under such Section exceeds 20% of the Purchase Price. Buyer shall have no liability under Section 6.3 to the extent the total amount of the Damages under such Section exceeds 20% of the Purchase Price. The aforementioned limitation regarding liability shall not apply to Damages arising out of fraud, willful misconduct or the Retained Liabilities.

      (c) No indemnification shall be required by Seller under Section 6.2(a) unless Seller shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before the date one year after the Closing Date; provided, however, that the foregoing limitation shall not apply to breaches of the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Authority; Enforceability), 3.11 (Title to Personal Property) and 3.15 (Brokers). No other indemnification shall be required by Seller under Section
6.2 (including as to breaches of the representations and warranties excluded from the preceding limitation) unless Seller shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before the date three years after the Closing Date.

      (d) No indemnification payment shall be required by Buyer under Section 6.3(a) unless Buyer shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller on or before the date one year after the Closing Date; provided, however, that the foregoing limitation shall not apply to breaches of the representations and warranties set forth in Sections 4.1 (Organization; Good standing), 4.2 (Authority; Enforceability) and 4.5 (Brokers). No other indemnification shall be required by Buyer under Section 6.3 (including as to breaches of the representations and warranties excluded from the preceding limitation) unless Buyer shall have received notice of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller on or before the date three years after the Closing Date.

      (e) All Damages recoverable by an Indemnified Party shall be net of insurance proceeds and any amounts such Indemnified Party recovers from third parties. The amount of any Damages may be offset by any actual net Tax savings realized by the Indemnified Party arising from the incurrence or payment of any such Damages in the taxable year in which such Damages are incurred or in any preceding taxable year as a result of the use of net operating loss carrybacks. In such event, the Indemnified Party shall reimburse the Indemnifying Party the actual amount of such tax savings realized. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to recognize all other income gain, loss, deduction, or credit before recognizing any item arising from the incurrence or payment of any indemnified Damages. If the Indemnified Party does not realize any net Tax savings in the taxable year in which such Damages are incurred (or in any proceeding taxable year), but will realize a net Tax savings in a subsequent year, the Damages shall be reduced by the present value of the net Tax savings expected to be received, determined by discounting the expected payment by the Prime Rate in effect on the date of the Indemnified Party's incurrence of the Damages.

      (f) Notwithstanding any other provision in this Agreement to the contrary, neither Seller nor Buyer shall be required to indemnify, hold harmless or otherwise compensate any Buyer Indemnified Party or Seller Indemnified Party, respectively, for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, consequential, incidental, special, exemplary, punitive or indirect damages, interference with business operations or diminution in value. For all purposes of this Agreement, the term "Damages" shall be deemed not to include any such non-reimbursable damages.

      (g) Upon any payment of Damages to an Indemnified Party, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the Damages to which such indemnification relates; provided, however, that the Indemnifying Party will only be subrogated to the extent of any amount paid by it pursuant to this Agreement in connection with such Damages.

      6.5    Procedure for Indemnification - Third-Party Claims.
             --------------------------------------------------

      (a) If any party shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the "Indemnified Party") shall notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such claim or demand is prejudiced by the failure to give such notice.

      (b) If any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 6.5(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense,
(ii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iii) the Indemnifying Party is a party to the Proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person by the Indemnified Party and no material adverse effect on any other claims then pending against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (subject to the deductible set forth in Section 6.4(a)).

      (c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 15 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, (ii) any of the conditions set forth in clauses (i)-(iii) of Section 6.5(b) above become unsatisfied, or (iii) it is reasonably likely that the Proceeding may adversely and materially affect the Indemnified Party other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement (subject to the deductible set forth in Section 6.4(a)), the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim; provided that the Indemnifying Party shall remain responsible for any indemnifiable amounts arising from such third-party claim to the extent provided in this Article VI. Notwithstanding the provisions of subsection (i) of the preceding sentence, the Indemnifying Party, after additional investigation into the Proceeding, may later elect to assume the defense of the Proceeding upon 20 days' notice to the Indemnified Party; provided that both (x) such notice is provided no later than 180 days after the Indemnified Party's first written notice to the Indemnifying Party of such Proceeding and (y) the Indemnifying Party reimburses the Indemnified Party for all out-of-pocket costs expended by such party in the defense through such date of assumption and, in such event, the Indemnified Party shall retain its rights as set forth in subsection (ii) and (iii) of the preceding sentence. The Indemnifying Party may at any time elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

      6.6 Indemnification Procedure - Direct Claims.
          -----------------------------------------

      (a) If an Indemnified Party shall claim indemnification hereunder for any claim other than third-party claims, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature and amount of the Damages resulting from such claim. The Indemnifying Party shall give written notice of any disagreement with such claim within 30 days following receipt of the Indemnified Party's notice of the claim, specifying in reasonable detail the nature and extent of such disagreement. If the Indemnifying Party and the Indemnified Party are unable to resolve any disagreement within 30 days following receipt by the Indemnified Party of the notice referred to in the preceding sentence, then the parties hereto agree to arbitrate any direct claim for Damages less than $1,000,000 (an "Arbitration Dispute") pursuant to this Section 6.6(a). With respect to any direct claim for Damages equal to or greater than $1,000,000, arbitration shall not be mandatory hereunder and the parties shall be free to seek resolution of such dispute in state or federal courts.

      (b) With respect to any Arbitration Dispute, either party may commence arbitration proceedings with the CPR Institute for Arbitration Dispute Resolution ("CPR") office by filing a demand for arbitration in writing (a "Demand") with the CPR and by simultaneously sending a copy of the Demand to the other party. The arbitration proceedings shall be governed by and decided in accordance with the CPR Rules for Non-Administered Arbitration (the "CPR Rules") then in effect, unless the parties shall mutually agree otherwise in writing. Any evidentiary rules not expressly provided by the CPR Rules shall be determined in accordance with the Federal Rules of Evidence. The arbitration shall be governed by the U.S. Arbitration Act, 9 U.S.C. ss. 1, et seq. and shall be administered under the procedures set forth herein.

      (c) The arbitration panel to be selected (the "Arbitrators") shall be a balanced panel, consisting of (i) three independent and impartial arbitrators selected pursuant to CPR Rule 6.4 in the event the total amount in the Arbitration Dispute is $1 million or more; or (ii) one independent and impartial arbitrator selected pursuant to CPR Rule 6.4 in the event the total amount in the Arbitration Dispute is less than $1 million.

      (d) The arbitration shall be conducted in Detroit, Michigan; provided that the Arbitrator(s) may, for the convenience of the parties and without changing the site of the arbitration proceeding, permit the taking of evidence outside of Detroit, Michigan.

      (e) The Arbitrator(s) shall permit and facilitate discovery pursuant to CPR Rule 11, except that for claims involving $1 million or less no depositions shall be permitted; and for claims involving more than $1 million, each party shall be limited to two depositions. These limits on depositions shall not be modified without the written consent of all parties to the arbitration. Within 30 days after selection of a panel, the party filing the demand for arbitration shall provide copies of all business documents and other evidence in its possession that support its demand. Within 30 days of receipt of such information, the receiving party shall produce all business documents and evidence that support its defense or response. Thereafter, each party shall have the right to such other discovery procedures as the Arbitrator(s) may determine to be reasonably necessary for a fair understanding of any legitimate issue raised in the arbitration. A party's failure to timely disclose documents, witnesses, expert reports, calculations and other evidence relating to the Arbitration Dispute shall operate as a bar to the nondisclosing party's use of such evidence, and, in the Arbitrator's(s') discretion, be a basis for sanctions, including an award against the nondisclosing party.

      (f) It is the intention of the parties hereto that the arbitration proceeding be completed through the rendering of the award within six months of the selection of the Arbitrator(s), and each party hereto shall so instruct the Arbitrator(s) and take such other actions as may be reasonably required to give effect to such intention. The arbitration hearing shall be no longer than five consecutive Business Days to be equally divided between the parties. These timing requirements cannot be modified unless mutually agreed by the parties in writing. The award of the Arbitrator(s) may be monetary damages, an order requiring performance of obligations under this Agreement or any other appropriate award or remedy. Nor may the Arbitrator(s) make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

Notwithstanding anything to the contrary, the Arbitrator(s) shall not be authorized or empowered to award punitive, exemplary, consequential or special damages, and the parties expressly waive any claim to such damages.

      (g) The fees and expenses of the Arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided, that at the conclusion of the arbitration, the prevailing party shall be entitled to recover all attorneys' fees, filing fees, costs, including the costs of the arbitration previously advanced, expert fees and costs, and related expenses from the non-prevailing party and such recovery shall be made part of any judgment or arbitration award.

      (h) The final award rendered by the Arbitrator(s) (after any CPR appeal allowed herein) shall be final and binding upon the parties and judgment may be entered by any competent court having jurisdiction thereof. In the event of an arbitration award of Damages less than $500,000 (inclusive of costs, fees and interest), such award shall not be subject to appeal. In the event the award exceeds $500,000 (inclusive of any award of costs, fees and interest), an appeal may be taken under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel arising out of or related to this Agreement. Such appeal must conform to the requirements of the CPR Arbitration Appeal Procedure. Notwithstanding anything to the contrary provided in this paragraph and without prejudice to the above procedures, any of the parties may apply to any court of competent jurisdiction for temporary injunctive judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the Arbitrator(s), after any appeal taken pursuant to the foregoing, shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction. The award of the Arbitrator(s) shall be accompanied by a written explanation of the basis for the award. Any amount owing by any Person as a result of this Section 6.6 shall be paid within two Business Days after final determination of such amount.

      6.7 Exclusive Remedy. From and after the Closing, the right to indemnification and other rights under this Article VI shall constitute Buyer's and Seller's sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement, any agreement or document executed and delivered pursuant to this Agreement, or the transactions contemplated by this Agreement, except for claims arising out of fraud, willful breach or failure to satisfy or pay Retained Liabilities. In furtherance of the foregoing, from and after the Closing, to the fullest extent permitted by law, each of Buyer and Seller hereby waive, release the other party (and its Affiliates, employees and agents) from, and covenant not to sue or institute legal proceedings with respect to, and shall cause any of their Affiliates to waive, release the other party (and its Affiliates, employees and agents) from, and covenant not to sue or institute legal proceedings with respect to, any and all rights, claims and causes of action that they may have against any other party or its Affiliates in connection with such transactions, except those arising under this Article VI. Notwithstanding the foregoing, Buyer and Seller acknowledge that, in the event a party would be irreparably injured by a breach of a covenant set forth in this Agreement and monetary remedies would be inadequate to protect a party hereto or its subsidiaries against such breach, without prejudice to any other rights and remedies otherwise available to the parties, such party shall be entitled to seek applicable equitable relief from a court of competent jurisdiction.

                                   ARTICLE VII

                               GENERAL PROVISIONS

      7.1 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, each party hereto shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby, including in each case all fees and expenses of such party's investment bankers, finders, brokers, agents, representatives, consultants, counsel and accountants.

      7.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the party against whom such amendment, modification or supplement is sought to be enforced. Any such writing must refer specifically to this Agreement.

      7.3 Waiver of Compliance; Consents. The rights and remedies of the parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless signed in writing by the other party;
(b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

      7.4 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a party as shall be specified by like notice):

      (a)   If to Seller, to:

            Chinook Global Limited
            224 Holt Line W.,
            Sombra, ON., Canada
            N0P 2H0
            Attn:  Ronald C. Breen CFO

            Copies to:

            Dean R. Lacy
            64 Riverdale Dr.,
            Covington, LA 70433

            Robinson, Bradshaw & Hinson, P.A.
            101 North Tryon Street, Suite 1900
            Charlotte, NC  28246
            Attn:  Richard S. Starling
            Facsimile:  (704) 378-4000

            Harrison Pensa, LLP
            450 Talbot St.,
            London, ON., Canada
            N6A 4K3
            Attn:  J Peter Spence
            Facsimile:  (519) 667-3362

      (b)   If to Buyer, to:

            BCP Ingredients, Inc.
            c/o Balchem Corporation
            52 Sunrise Park Road
            PO Box 600
            New Hampton, New York 10958
            Attn: Dino A. Rossi
            President
            Facsimile (845) 326-5702

            Copies to:

            Balchem Corporation
            52 Sunrise Park Road
            PO Box 600
            New Hampton, New York 10958
            Attn:  Matthew Houston, General Counsel
            Facsimile:  (845) 326-5702

Each such notice or other communication shall be deemed to have been duly given and to be effective (i) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (ii) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such transmission; or (iii) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a Business Day, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed within two Business Days by notice delivered by hand, nationally recognized delivery services or by U.S. mail.

      7.5 Publicity. The parties shall jointly issue a public announcement of the transactions contemplated hereby on the Closing Date or a mutually agreed upon date thereafter. The form and substance of such announcements shall be approved by the parties, but shall not disclose the Purchase Price or any other specific terms of the Agreement. No party hereto shall issue any public announcement or similar publicity of the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party. Notwithstanding the foregoing, any party may make any public announcement if such party reasonably determines in good faith, on the advice of legal counsel, that such public disclosure is required by a Legal Requirement or stock exchange rules, so long as such party exercises commercial reasonable efforts to consult with the other party prior to making such disclosure.

      7.6 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. This Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

      7.7 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Delaware, without regard to principles of conflicts of laws.

      7.8 Jurisdiction; Service of Process. If any party commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the U.S. District Court for the Eastern District of Michigan shall have sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the courts of the State of Michigan in the County of Wayne shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      7.9 Further Assurances; Records. Each Party shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as another party or other parties may reasonably request in order to convey title to the Purchased Assets to Buyer and otherwise to effect the terms and purposes of this Agreement. For a period of two years following the Closing Date, each party shall provide the other party or parties with access to all relevant documents and other information pertaining to the Purchased Assets that are needed by such other party or parties for the purposes of preparing Tax Returns or for any other reasonable purpose.

      7.10 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

      7.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

      7.12 Entire Agreement. This Agreement, including the exhibits, schedules and the Disclosure Schedule, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The exhibits, schedules and the Disclosure Schedule hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the transactions contemplated by this Agreement.


            [The remainder of this page is left blank intentionally.]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    BCP INGREDIENTS, INC.


                                    By:   /s/ Dino A. Rossi
                                          -----------------
                                          Name:  Dino A Rossi
                                          Title: President


                                    CHINOOK GLOBAL LIMITED


                                    By:   /s/ Ronald Breen
                                          ----------------
                                          Name:  Ronald Breen
                                          Title: CFO

                                   APPENDIX 1

      "Affiliate" means with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" means this agreement, as it may hereafter be amended in accordance with its terms.

      "Arbitration Dispute" has the meaning set forth in Section 6.6(a).
       -------------------

      "Arbitrators" has the meaning set forth in Section 6.6(c).
       -----------

      "Assignment and Assumption Agreement" has the meaning set forth in Section 5.10(a)(ii).

      "Assumed Contracts" has the meaning set forth in Section 2.1(b)(i).
       -----------------

      "Assumed Liabilities" has the meaning set forth in Section 2.4(a).
       -------------------

      "Base Purchase Price" has the meaning set forth in Section 2.3(a).
       -------------------

      "Bill of Sale" has the meaning set forth in Section 5.10(a)(i).
       ------------

      "Business" has the meaning set forth in the Background Statement.
       --------

      "Business Contract" means any Contract under which Seller has any rights, obligations or liabilities relating primarily to the Business and any outstanding purchase order for the purchase of products by customers of the Business being transferred pursuant to this Agreement (whether or not such purchase order constitutes a Contract).

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Detroit, Michigan are generally closed for business.

      "Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

      "Buyer Documents" has the meaning set forth in Section 4.2.
       ---------------

      "Closing" has the meaning set forth in Section 2.6.
       -------

      "Closing Date" means the date the Closing actually takes place.
       ------------

      "Closing Purchased Inventory Amount" has the meaning set forth in Section 2.3(d).

      "Consent Agreement" has the meaning set forth in Section 5.1.
       -----------------

      "Consent Contracts" has the meaning set forth in Section 2.8.
       -----------------

      "Contingent Rebates" has the meaning set forth in Section 5.2(b).
       ------------------

      "Contract" means any oral or written, legally binding agreement, contract or obligation.

      "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, including without limitation legal rights provided by the Copyright Act (Canada) as amended.

      "CPR" has the meaning set forth in Section 6.6(b).
       ---

      "CPR Rules" has the meaning set forth in Section 6.6(b).
       ---------

      "Damages" means damages, loss, liability, claim, damage, cost or expense (including reasonable attorneys' fees) whether or not involving a third-party claim.

      "Demand" has the meaning set forth in Section 6.6(b).
       ------

      "Disclosure Schedule" means the Disclosure Schedule delivered to Buyer by Seller concurrently with the execution of this Agreement.

      "Due Diligence Agent" means Ernst & Young LLP, in its capacity as due diligence agent for the Buyer in connection with the transactions contemplated herein or in its capacity as independent accountant for purposes of Section 2.3(d)(iii).

      "EBITDA" means earnings before interest, foreign exchange gains or losses, unrealized gains or losses from derivative instruments, gain on redemption of note payable, income taxes, depreciation and amortization expense and includes adjustments for certain environmental and legal charges incurred not in the normal course of business.

      "Effective Time" has the meaning set forth in Section 2.6.
       --------------

      "Equipment Purchase Agreement" has the meaning set forth in Section 5.5.
       ----------------------------

      "Escrow Account" has the meaning set forth in Section 2.3(b).
       --------------

      "Escrow Agent" means U.S. Bank National Association, in its capacity as escrow agent for purposes of Section 2.3(a).

      "Escrow Agreement" has the meaning set forth in Sections 2.3 and 5.10(b)(i).

      "Estimated  Purchased  Inventory  Amount"  has the  meaning  set  forth in
Section 2.3(c).

      "Excluded Assets" has the meaning set forth in Section 2.2.
       ---------------

      "Excluded Contracts" has the meaning set forth in Section 2.2(l).
       ------------------

      "Facilities" has the meaning set forth in the Background Statement.
       ----------

      "GAAP" means generally accepted accounting principles in the United States, consistently applied.

      "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof, and any municipal, local, city or county government.

      "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued or granted by or under the authority of any Governmental Authority.

      "Indemnified Party" has the meaning set forth in Section 6.5(a).
       -----------------

      "Indemnifying Party" has the meaning set forth in Section 6.5(a).
       ------------------

      "Know-How" means ideas, designs, concepts, compilations of information methods, techniques, procedures and processes, whether or not patentable.

      "Legal  Requirement"  means  any  binding  statute,   law,  treaty,  rule,
regulation, Order, decree or writ of any court or Governmental Authority.

      "Liens" means any mortgages, claims, liens, security interests, pledges, encumbrances, escrows or charges.

      "Mark" means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term Mark includes trademarks and service marks.

      "Material Contracts" has the meaning set forth in Section 3.10(c).
       ------------------

      "Non-Compete Agreement" has the meaning set forth in Section 5.10(a)(iv).
       ---------------------

      "Non-Contingent Rebates" has the meaning set forth in Section 5.2(a).
       ----------------------

      "Order" means any binding award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Authority or by any arbitrator.

      "Patent" means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

      "Permits" has the meaning set forth in Section 3.8(a).
       -------

      "Permitted Liens" means (i) Liens for Taxes or assessments not yet delinquent or that are being contested in good faith and by appropriate proceedings; (ii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business consistent with past practices for sums that are not overdue; (iii) security interests granted in connection with the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property; (iv) as to any leased assets or properties, rights of the lessors thereof; and (v) Liens to be discharged in connection with the Closing.

      "Person" means any corporation, association, joint venture, partnership, limited liability company, unlimited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

      "Prime Rate" means the per annum rate of interest from time to time by Bank of America, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Buyer and Seller) as its prime rate of interest, in effect from time to time.

      "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

      "Product   Inventory"   means   all   inventories   of   finished   goods,
work-in-process, raw materials, and bag, pallets, stretch wrap and other supplies of the Business.

      "Proprietary Rights" means Copyrights, Marks, Trade Secrets, Patents (including any rights arising out of the Patent applications) and Know-How.

      "Purchased Assets" has the meaning set forth in Section 2.1.
       ----------------

      "Purchased Inventory" has the meaning set forth in Section 2.1(a).
       -------------------

      "Purchased  Inventory  Escrow Amount" has the meaning set forth in Section
       -----------------------------------
2.3(b).

      "Purchased Records" has the meaning set forth in Section 2.1(b)(ii).
       -----------------

      "Purchase Price" has the meaning set forth in Section 2.3(a).
       --------------

      "Retained Liabilities" has the meaning set forth in Section 2.4(b).
       --------------------

      "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

      "Seller Accounts Receivable" has the meaning set forth in Section 2.2(d).
       --------------------------

      "Seller Documents" has the meaning set forth in Section 3.2.
       ----------------

      "Seller's Knowledge" shall mean the actual knowledge, after due inquiry, of Dean R. Lacy, John W. Kennedy or Ronald C. Breen.

      "Software" means all types of computer software programs including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof.

      "Statement of EBITDA" has the meaning set forth in Section 3.7.
       -------------------

      "Taxes" means (i) all taxes, charges, fees, levies or other assessments (whether federal, state, provincial, municipal, local or foreign), including income, gross receipts, excise, property, sales, use, transfer, license, payroll, franchise, ad valorem, withholding, Social Security, Canada Pension Plan Employment Insurance, health and unemployment taxes and (ii) any interest, penalties and additions related to the foregoing.

      "Tax Return" means any report or return required to be supplied to a taxing authority in connection with the Taxes.

      "Tolling Agreement" has the meaning set forth in Section 5.10(a)(iii).
       -----------------

      "Trade Secrets" means business or technical information of any Person including, but not limited to, customer lists and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

      "Transferred Employee" has the meaning set forth in Section 5.4.
       --------------------

      "Transition Services Agreement" has the meaning set forth in Section 5.10(a)(v).